Exhibit 4.16

Supplementary Agreement of First Amended and Restated

Agreement of the Equity Pledge Agreement

This Supplementary Agreement of First Amended and Restated Agreement of the Equity Pledge Agreement (hereinafter referred to as “this Agreement”) was entered into by the following two parties on May 8, 2023:

Party A:

Guangzhou Qingyin Information Technology Co., Ltd., a company with limited liability duly incorporated and validly subsisting under the laws of the People’s Republic of China (hereinafter referred to as “PRC”), whose registered address is Room 101, Building 25, No.311 Huangpu Avenue Middle, Tianhe District, Guangzhou City;

Party B:

Ding Ning, citizen of the People’s Republic of China;

Ren Juan, citizen of the People’s Republic of China.

Whereas:

Party A and Party B entered into the First Amended and Restated Agreement of the Equity Pledge Agreement (hereinafter referred to as the “Original Agreement”) on January 6, 2023, and agreed that Party B shall pledge to Party A the equity it holds in Guangzhou Huanliao Network Technology Co., Ltd.

The parties amicably negotiate and, in accordance with the provisions of the Civil Code of the People's Republic of China, make the following supplementary provisions to the Original Agreement:

1.

The Original Agreement stipulates that “Whereas, the Company and the Pledgee signed the Exclusive Technical Consulting and Management Service Agreement (hereinafter referred to as “Service Agreement”) on July 19, 2022, and the Company, the Pledgee and the relevant parties signed the First Amended and Restated Agreement of the Business Operation Agreement on January 6, 2023, and the Company, the Pledgors and the Pledgee signed the First Amended and Restated Agreement of the

Exclusive Equity Transfer Option Agreement on January 6, 2023 (hereinafter collectively referred to as “Master Agreements”), according to the Master Agreements, the Company has the obligations of paying the Pledgee the service fees and relevant interests, liquidated damages and compensations for other losses incurred to the Pledgee due to the Company's default (hereinafter referred to as “Secured Obligations”)”.

The parties agree that the aforementioned provisions are amended as follows: “Whereas, the Company and the Pledgee signed the Exclusive Technical Consulting and Management Service Agreement on July 19 2022, and the Supplementary Agreement of Amended and Restated Agreement of Exclusive Technical Consulting and Management Agreement (collectively referred to as the “Service Agreement”) on May 8, 2023, and the Company, the Pledgee and the relevant parties signed the First Amended and Restated Agreement of the Business Operation Agreement on January 6, 2023, and the Company, the Pledgors and the Pledgee signed the First Amended and Restated Agreement of the Exclusive Equity Transfer Option Agreement on January 6, 2023 (hereinafter collectively referred to as “Master Agreements”), according to the Master Agreements, the Company has the obligations of paying the Pledgee the service fees and relevant interests, liquidated damages and compensations for other losses incurred to the Pledgee due to the Company's default (hereinafter referred to as “Secured Obligations”)”

2.

Except for the adjustments mentioned above, the other terms of the Original Agreement shall remain in effect. This Agreement is an integral part of the Original Agreement, and in the event of any inconsistency between the Original Agreement and this Agreement, the contents of this Supplementary Agreement shall prevail.

3.

The execution, effectiveness, modification, interpretation, performance, termination, and resolution of disputes arising from or related to this Agreement shall all be governed by the laws of the PRC. In the event of any dispute arising from the interpretation or performance of the terms under this Agreement, the parties shall attempt to resolve such dispute through negotiation. If negotiation fails, either party may submit the dispute to the Guangzhou Arbitration Commission for resolution in accordance with its current arbitration rules. The language to be used in the arbitration shall be Chinese. The arbitral award shall be final and binding on both parties.

4.	This Agreement shall take effect upon being formally signed by the legal representatives or authorized representatives of each party and the affixing of their respective official seals.
5.	This Agreement shall be executed in 4 counterparts with equal legal force, with 2 held by either party.

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[This page, containing no text, is the signature page]

Party A

Guangzhou Qingyin Information Technology Co., Ltd.

(Seal) /s/ Seal of Guangzhou Qingyin Information Technology Co., Ltd.

Signature:	/s/ Ren Juan

Name:	Ren Juan

Position:	Legal representative

Party B

Ding Ning

Signature:	/s/ Ding Ning

Ren Juan

Signature:	/s/ Ren Juan